Exhibit 99.1

Sontra Medical Corporation Completes $4 Million Financing

FRANKLIN, Mass., December 8, 2004 — Sontra Medical Corporation (Nasdaq SC: SONT) announced today that it has completed a financing that provided Sontra with net proceeds of approximately $4 million. On December 8, 2004, investors purchased approximately 2.5 million shares of the Company’s Common Stock in a private placement at a per share purchase price of $1.70. The investors also received warrants to purchase approximately 1 million shares of Common Stock. The warrants are exercisable at a per share price of $2.45 and will expire no later than the fifth anniversary of the issue date. In addition, the Company shall have the right to terminate the warrants, upon thirty days notice, in the event that the closing price of the Company’s common stock for twenty consecutive trading days is equal or greater than $4.90 per share.

The offer, sale and issuance to the investors of the Common Stock, the warrants and the shares of common stock issuable upon the exercise of the warrants have not been and will not be registered under the Securities Act of 1933, as amended, and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

The Company is required to register for resale under the Securities Act the shares of Common Stock issued to the investors and the shares issuable upon the exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

About Sontra Medical Corporation (http://www.sontra.com)

Sontra Medical Corporation is a technology leader in transdermal science. Sontra’s SonoPrep® ultrasound-mediated skin permeation technology combined with technical competencies in transdermal drug formulation, delivery systems and biosensors is creating a new paradigm in transdermal drug delivery and diagnosis. The SonoPrep technology has demonstrated strong initial human clinical trials at leading universities and medical centers for several billion dollar market opportunities including the transdermal delivery of vaccines and large molecule drugs and continuous non-invasive glucose monitoring. Sontra is currently marketing the SonoPrep device and procedure tray for use with topical lidocaine to achieve rapid (within five minutes) skin anesthesia.